August 9, 1999



Zions Bancorporation,
One South Main, Suite 1380
Salt Lake City, Utah 84111.

Ladies and Gentlemen:

                  We have acted as counsel to Zions Bancorporation, a Utah corporation ("Zions"), in connection with the planned merger of Pioneer Bancorporation, a Nevada Corporation ("Pioneer") with and into Zions, pursuant to the Agreement and Plan of Merger, dated as of May 7, 1999, by and among Zions, Pioneer and Pioneer Citizens Bank of Nevada (the "Agreement"). We render this opinion to you, in part, in connection with the registration of the Zions Common Stock to be issued in connection with the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

                  For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

                  (i) The Merger will be completed in the manner set forth in the Agreement and the Proxy Statement/Prospectus of Zions and Pioneer (the "Proxy/Prospectus").

                  (ii) The representations contained in the letters of representation from Zions to us and Graham & Dunn PC, counsel to Pioneer, dated August 9, 1999, and from Pioneer to us and Graham & Dunn PC, dated August 6, 1999, will be true and complete at the Effective Time.



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                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

                  (1) The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  (2) Each of Zions and Pioneer will be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

                   We also hereby confirm to you that the discussions set forth under the heading "THE MERGER Federal Income Tax Considerations of the Zions/Pioneer Merger" in the Proxy/Prospectus which form a part of the Registration Statement of Zions to which this opinion is filed as an exhibit is our opinion, subject to the limitations set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "THE MERGER - Federal Income Tax Considerations of the Zions/Pioneer Merger" in the Proxy/Prospectus. In giving such consent, we do not


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thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                      Very truly yours,


                                      /s/Sullivan & Cromwell